UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION
13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2008 (April 24, 2008)

FIVE STAR QUALITY CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-16817	04-3516029
(Commission File No.)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-796-8387
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2008, Five Star Quality Care, Inc., or the Company, announced that Francis R. Murphy III has been elected by the Company’s board of directors to be its Treasurer and Chief Financial Officer effective May 1, 2008.  Mr. Murphy will replace Bruce J. Mackey Jr., who will be stepping into the role of Chief Executive Officer.

Mr. Murphy (age 49) has served as the Company’s Director of Financial Services since May 2007.  Prior to joining the Company, Mr. Murphy spent more than 10 years in finance and accounting positions, including most recently as Vice President and Controller, with Harborside Healthcare Corporation, a healthcare business which was based in Boston, Massachusetts until it was sold to Sun Healthcare Group, Inc.

Mr. Murphy has no family relationships with any director or executive officer of the Company.  On May 1, 2008, Mr. Murphy will also become an officer of Reit Management & Research LLC, or RMR.  In addition to receiving compensation paid by the Company, Mr. Murphy is expected to receive compensation for his separate services to RMR from RMR and equity compensation from certain companies affiliated with RMR.  The Company has contractual management agreements with RMR. For more information with respect to the Company’s relationships with RMR, please see the information set forth under “Related Person Transactions and Company Review of Such Transactions” in of the Company’s Proxy Statement relating to its Annual Meeting of Shareholders to be held on May 15, 2008.  There are no other transactions in which Mr. Murphy has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Compensation Committee of the Company’s Board of Directors has approved an annual base salary of $200,000 for Mr. Murphy.  In connection with Mr. Murhpy’s election, the Company expects to enter into its standard indemnification agreement with Mr. Murphy.  The indemnification agreement will be identical in all material respects to the Company’s previously filed Representative Indemnification Agreement, dated March 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR QUALITY CARE, INC. By: /s/ Bruce J. Mackey Jr. Name: Bruce J. Mackey Jr. Title: Chief Financial Officer

Date: April 28, 2008